UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2024

Alerus Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39036	45-0375407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Demers Avenue

Grand Forks, North Dakota 58201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (701) 795-3200

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	ALRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b). Departure of Certain Directors.

On February 16, 2024, Kevin Lemke notified Alerus Financial Corporation (the “Company”) of his decision not to stand for reelection to the Company’s board of directors at the Company’s 2024 annual meeting of stockholders. Mr. Lemke’s decision not to stand for reelection did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Lemke has been a valued presence on the Company’s board of directors, and the Company thanks him for his service.

Item 5.02(c). Appointment of Certain Officers.

On February 22, 2024, the Company announced that Forrest Wilson has been appointed to the position of Executive Vice President and Chief Retirement Services Officer of the Company, effective February 26, 2024. Mr. Wilson, age 54, previously served as the Senior Vice President of Retirement Plans Sales and Distribution at Ameritas Mutual Holding Company, a position he had held since December 2018. Prior to that, he served in various management and sales leadership roles with firms, including Allianz Global Investors, Aspire Financial Services, Empower, and Voya. Mr. Wilson will be responsible for the overall leadership and direction of the Company’s Retirement and Benefits division, which serves thousands of third-party advisors, over 8,000 employer-sponsored retirement plans, and approximately 474,000 plan participants nationwide.

There are no family relationships between Mr. Wilson and any of the Company’s directors or executive officers. There is no arrangement or understanding between Mr. Wilson and any other person pursuant to which he was selected as an officer, nor is the Company aware, after inquiry of Mr. Wilson, of any related-party transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Mr. Wilson will receive a compensation package, including annual base salary and bonus potential, that is consistent with the packages received by the Company’s other executive officers. He will be eligible to participate in the Company’s established short and long-term incentive bonus programs, including equity incentive plans, and to receive certain employee and fringe benefits that are available to the Company’s other executive officers. Mr. Wilson will receive a cash signing bonus and a sign-on grant of restricted stock. The sign-on grant vests over three years starting in December 2025 and continuing through December 2027.

In connection with the appointment of Mr. Wilson as Executive Vice President and Chief Retirement Services Officer, the Company and Mr. Wilson entered into an Executive Severance Agreement, the form of which is substantially similar to the severance agreements entered into with other executive officers of the Company. The Executive Severance Agreement sets forth the duties and obligations of each party in the event of a termination of employment and obligates Mr. Wilson to abide by the terms of certain restrictive covenants during the term of his employment and thereafter for a specified period of time. The agreement provides for an initial term of two years, with automatic renewal for an additional day on each day after the effective date, such that the agreement term is two years at all times. Either party may elect nonrenewal upon notice of one hundred and twenty days prior to termination. In the event of a change in control, the agreement automatically terminates on the second anniversary of the change in control. In the event the Company terminates Mr. Wilson for any reason other than for cause prior to a change in control, the Company must make a severance payment to him, to be paid in accordance with the Company’s regular payroll practices over 12 months, equal to the sum of (i) 100% of annual base salary; (ii) the average of the his three most recent annual bonuses; and (iii) 12 months of the Company’s portion of premiums for health, disability, and life insurance policies in which he was entitled to participate immediately prior to the termination. In the event of a termination within a 24-month period following a change in control by the Company without cause or by Mr. Wilson for a Good Reason, as defined in the agreement, the Company must provide a severance payment in a lump sum equal to twice the amount described above. All severance payments under the agreement are conditioned upon Mr. Wilson’s execution of a release of claims in favor of the Company.

A copy of the press release announcing the appointment of Mr. Wilson to the position of Executive Vice President and Chief Retirement Services Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Alerus Financial Corporation, dated February 22, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2024	Alerus Financial Corporation

	By:	/s/ Katie A. Lorenson
	Name:	Katie A. Lorenson
	Title:	President and Chief Executive Officer